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Exhibit (a)(1)(g)

Personnel Option Status	Zamba Corporation ID: 41-1636021 3033 Excelsior Blvd. Suite 200 Minneapolis, MN 55416
AS OF 05/09/03
John Jones 600 Oak Ave Minneapolis, MN 55405	ID: 000-00-0000
Option Number	Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
000713	01/09/98	1998	NQ	1,000	$1.6250	0	1,000	0	0	1,000	1,000
000935	03/31/99	1998	NQ	1,000	$2.2188	0	1,000	0	0	1,000	1,000

				2,000		0	2,000	0	0	2,000	2,000

Information Currently on File

Tax	Rate %	Broker	Registration	Alternate Address
Federal	28.00
Social Security	6.20
Medicare	1.45
MN-State	7.00

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  Exhibit (a)(1)(g)